Exhibit 99.1

Press Release
June 21, 2013	Contact Information:
For Immediate Release	Mark Peterson Senior Vice President and Chief Financial Officer 414.643.3739

Rexnord Corporation Announces Pricing of Public Offering of Common Stock by Selling Stockholder

MILWAUKEE, WI – June 21, 2013 NYSE:RXN

Rexnord Corporation (“Rexnord”) announced today the pricing of the previously announced public offering of its common stock held by certain funds affiliated with Apollo Global Management, LLC (collectively with its subsidiaries, “Apollo”) (NYSE:APO). Pursuant to the terms of the offering, the Apollo funds, the sole selling stockholder, will sell 6,500,000 shares of Rexnord common stock at a price to the public of $16.00 per share, and they have also granted to the underwriters of the common stock offering an option to purchase up to an additional 975,000 shares of common stock. Rexnord will not issue shares in the offering and will not receive any proceeds from the sale of the shares by the selling stockholder in this offering. The offering is expected to be consummated on or about June 26, 2013, subject to certain customary closing conditions.

The offering is being made under Rexnord’s registration statement on Form S-3 filed with the Securities and Exchange Commission. Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are bookrunners for the offering, BofA Merrill Lynch and Credit Suisse Securities (USA) LLC are also bookrunners and Robert W. Baird & Co. Incorporated, BMO Capital Markets Corp., Janney Montgomery Scott LLC and Apollo Global Securities are co-managers.

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This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor does it constitute an offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful. The offering may be made only by means of a prospectus and a related prospectus supplement, copies of which may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, New York 10005, (800) 503-4611 or Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, New York 10282, (866) 471-2526.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is comprised of two strategic platforms, Process & Motion Control and Water Management, with approximately 7,300 associates worldwide. The Process & Motion Control platform designs, manufactures, markets and services specified, highly-engineered mechanical components used within complex systems. The Water Management platform designs, procures, manufactures and markets products that provide and enhance water quality, safety, flow control and conservation. Additional information about the Company can be found at www.rexnord.com.

Cautionary Statement on Forward-Looking Statements

Information in this release may involve outlook, expectations, beliefs, plans, intentions, strategies or other statements regarding the future, which are forward-looking statements. These forward-looking statements involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance, and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to “Risk Factors” and “Cautionary Notice Regarding Forward-Looking Statements” in the Company’s Form 10-K for the fiscal year ended March 31, 2013 as well as the Company’s annual, quarterly and current reports filed on Forms 10-K, 10-Q and 8-K from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.